Exhibit 99.7

Business

Our Business

We are an international drilling company focused on operating a fleet of high specification drilling units. Our primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells for our customers. We also provide construction supervision services for, and will operate and manage, drilling units owned by others. Through our fleet of nine owned and managed drilling units (which will include upon its delivery the Topaz Driller, to be owned by the issuer), we are a provider of offshore contract drilling services globally to major, national and independent oil and natural gas companies. Our ordinary shares are listed on the NYSE Amex under the symbol “VTG,” and we had a market capitalization of $333.2 million as of December 4, 2009.

We expect to make the final payment on, and take delivery of, the Topaz Driller as soon as practicable following the closing of this offering. The Topaz Driller is currently undergoing shipyard equipment testing and completing the certification process in connection with its commissioning. Once the issuer accepts the rig, we will conduct our quality assurance program and additional crew training. The issuer expects to have the Topaz Driller operational late in the first quarter of 2010. We are currently marketing the rig to receive contracts on a worldwide basis.

Throughout this offering memorandum, we present information largely regarding the business and operations of our parent mainly because the issuer has had no assets or operations historically and because the parent is guaranteeing the notes. We believe that the issuer will benefit from the guarantee of the parent and the parent’s operations, but, as of the issue date, the issuer will not have any subsidiaries and no subsidiaries of the parent will be restricted subsidiaries or guarantors of the notes under the indenture pursuant to which the notes will be issued. Substantially all of the parent’s business is and will be done through the parent’s subsidiaries (other than the issuer).

Drilling Fleet

Jackups

A jackup rig is a mobile, self-elevating drilling platform equipped with legs that are lowered to the ocean floor until a foundation is established for support and then the hull is raised out of the water into position to conduct drilling and workover operations.

The design of our four wholly-owned jackup rigs is the Baker Marine Pacific Class 375. These units are ultra-premium jackup rigs with independent legs capable of drilling in up to 375 feet of water, a cantilever drilling floor, and a vertical drilling depth capacity of approximately 30,000 feet. All of our jackup rigs are being, or have been, built at PPL Shipyard. The first three rigs were delivered on budget and ahead of schedule. We expect that the Topaz Driller will be delivered on budget and on time.

Drillships

Drillships are self-propelled, dynamically positioned and suited for drilling in remote locations because of their mobility and large load carrying capacity.

The drillships that we will operate are being constructed by Daewoo Shipbuilding & Marine Engineering Co. Ltd. (which we refer to herein as DSME) and are designed for drilling in water depths of up to 12,000 feet, with a total vertical drilling depth capacity of up to 40,000 feet. The drillships’ hull design has a variable deck load of approximately 20,000 tons and measures 781 feet long by 137 feet wide. We expect the drillships will be delivered on time and within budget.

We have purchased from F3 Capital, our largest shareholder and an affiliate, a 45.0% ownership interest in an entity which owns the construction contract for drillship, the Platinum Explorer, that is expected to be delivered in November

2010. We also provide construction supervision for this drillship and expect to manage it upon delivery. For more information, see “– Platinum Explorer Transaction.” We are also currently managing the construction of two other drillships, the Titanium Explorer and Cobalt Explorer, which are expected to be completed in July 2011 and June 2012, respectively. We expect to operate both drillships under management agreements upon delivery. We are currently in discussions with North Pole Drilling Corporation, the counterparty to the construction supervision agreement for the Cobalt Explorer and an affiliate of F3 Capital, to amend the performance obligations of both parties to correspond with the proposed delivery date of the drillship. The Titanium Explorer is also owned by an affiliate of F3 Capital.

Semisubmersibles

Semisubmersibles are floating vessels that can be submerged by means of a water ballast system such that the lower hulls are below the water surface during drilling operations.

The design of the two semisubmersibles that we will manage is the Moss Maritime CS50 MkII. These drilling units are dynamically positioned and are designed to be capable of operating in harsh environmental conditions. These semisubmersibles are designed for drilling in water depths of up to 10,000 feet, with a total vertical drilling depth capacity of up to 40,000 feet. The semisubmersibles have been relocated from their original construction sites to shipyards in Singapore where they will be completed. The semisubmersibles are expected to be delivered in December 2010 and July 2011.

The following table sets forth certain information concerning our owned and managed offshore drilling fleet as of the date of this offering memorandum.

Name	Ownership		Year Built/ Expected Delivery	Water Depth Rating (feet)	Drilling Depth Capacity (feet)	Status
Jackups

Emerald Driller	100%		2008	375	30,000	Operating

Sapphire Driller (1)	100%		2009	375	30,000	Operating

Aquamarine Driller (2)	100%		2009	375	30,000	In transit

Topaz Driller (3)	100%		2009	375	30,000	Commissioning

Drillships (4) (5)

Platinum Explorer	45	%(6)	2010	12,000	40,000	Under construction

Titanium Explorer	—		2011	12,000	40,000	Under construction

Cobalt Explorer	—		2012	12,000	40,000	Under construction
Semisubmersibles (7)

Semi I	—		2010	10,000	40,000	Under construction

Semi II	—		2011	10,000	40,000	Under construction

(1)	The Sapphire Driller has completed repairs relating to damage incurred to one of its legs as a result of a “punchthrough.” It is anticipated that the rig will return to service by year end. For more information, see “Summary – Recent Developments.”
(2)	The Aquamarine Driller is currently mobilizing to its initial contract location.
(3)	The net proceeds from this offering will be used to fund the remaining construction payment to PPL Shipyard for the Topaz Driller. The Topaz Driller is currently undergoing equipment testing and completing the certification process in connection with its commissioning, and we expect that it will be delivered shortly after the closing of this offering.
(4)	We are currently overseeing the construction of these drillships pursuant to construction supervision agreements and upon completion of construction, we will operate these drillships for the respective owners pursuant to management services agreements. For more information, see “– Drilling Unit Arrangements.”
(5)	The Platinum Explorer, Titanium Explorer and Cobalt Explorer are owned by affiliates of F3 Capital. For more information, see “– Drilling Unit Arrangements.”
(6)	We own a 45% interest in the entity which owns the construction contract for the Platinum Explorer. For more information, see “– Platinum Explorer Transaction.”

(7)	We are currently overseeing the construction of these semisubmersibles. Upon completion of construction, we expect to operate these semisubmersibles for the respective owners pursuant to management services arrangements. For more information, see “– Drilling Unit Arrangements.”

The following table sets forth certain information concerning the contract status of our owned and managed offshore drilling fleet as of the date of this offering memorandum. All drilling units not identified in the table below are not yet under contract. For more information, see “– Drilling Unit Arrangements.”

Name	Region	Expected Contract Duration	Actual/ Expected Contract Commencement		Average Drilling Revenue Per Day (1)		Customer

Emerald Driller	Southeast Asia	Two years	Q1 2009		$171,000		Pearl Energy

Sapphire Driller	West Africa	Four months	Q3 2009	(2)	$147,000	(2)	Foxtrot International

	West Africa	Five months	Q1 2010		$115,500		VAALCO Energy

	West Africa	Six months	2011	(2)	$132,500	(2)	Foxtrot International

Aquamarine Driller	Asia	Five months	Q4 2009		$115,000(3)		International oil company (3)

Platinum Explorer	India	Five years	Q1 2011		$590,500		ONGC

Titanium Explorer	U.S. Gulf of Mexico	Eight years	Q3 2011		$551,300	(4)	Petrobras

Semi I	Mexican Gulf of Mexico	Five years	Q1 2011		$503,000		Pemex

(1)	Average drilling revenue per day is based on the total estimated revenue divided by the minimum number of days committed in a contract. Unless otherwise noted, the total estimated revenue includes mobilization and demobilization fees and other contractual revenues associated with the drilling services.

(2)	The initial term for the work commencing in 2009 is 86 days. The initial term for work commencing in 2011 is 160 days and the customer has the option to extend the contract for up to an additional 180 days with all days under the contract having a dayrate of $132,500 per day excluding mobilization revenues. We are currently in discussions with the customer to amend this contract in connection with the punchthrough described under “Summary – Recent Developments”. We cannot assure you of the results of this negotiation.

(3)	We have entered into a memorandum of understanding with an international oil company for a five month drilling program. The Aquamarine Driller is currently mobilizing to its initial contract location. As we expect the customer will be responsible for the mobilization and demobilization, we have not included these revenues in the average drilling revenue per day.

(4)	The average drilling revenue per day includes the achievement of the 12.5% bonus opportunity, but excludes mobilization revenues and revenue escalations, included in the contract.

Strengths

Premium fleet. Our fleet is comprised of ultra-premium high specification drilling units, including jackup rigs, drillships and semisubmersibles. In particular, we believe the Emerald Driller, Sapphire Driller, Aquamarine Driller and Topaz Driller are ultra-premium jackup rigs due to their ability to work in deeper water depths as well as their enhanced operational efficiency and technical capabilities when compared to the current global jackup rig fleet, which is primarily comprised of older rigs using dated technology. We expect that these rigs will have greater drilling capabilities than older jackup rigs, which we believe will allow them to enjoy higher utilization, dayrates and margins. These rigs have higher capacity derricks, drawworks, mud systems and storage, and are typically capable of drilling to deeper depths compared to older rigs.

Contract backlog. Our owned fleet has total contract backlog of approximately $1.3 billion and our managed fleet has a contract backlog of approximately $2.5 billion. Of our owned fleet, the Emerald Driller is currently operating under a term contract in Southeast Asia with Pearl Energy, the Sapphire Driller is in West Africa having just completed repairs and is expected to resume operating under its term contract with Foxtrot International by the end of the year, and the Platinum Explorer is under a long-term contract with ONGC that will commence upon its delivery. Of our managed fleet, the Titanium Explorer has a long-term contract with Petrobras, which will commence shortly after the completion of construction in the third quarter of 2011, and the Semi I has a long-term contract with Pemex, which will commence shortly after the completion of construction in the first quarter of 2011. See “– Drilling Unit Arrangements” for more information.

Significant equity contribution. As of September 30, 2009, we have raised $699.8 million of equity including (i) $276.0 million in our initial public offering in May 2007, (ii) $275.0 million of equity to F3 Capital in consideration for the purchase of our four jackup rigs and (iii) $106.5 million from a follow-on public offering and a private placement to complete the construction of the Sapphire Driller and Aquamarine Driller. The total construction cost of our four jackup rigs was approximately $756.4 million, of which $479.8 million was financed with proceeds received from the equity offerings listed above.

Strong asset coverage. The construction cost of the Topaz Driller is approximately $231.3 million, of which $109.5 million was financed with cash equity. As of September 30, 2009, after giving effect to this offering, we would have had $135.0 million of debt outstanding consisting of the notes, which represents a ratio of 1.7x total construction cost to debt outstanding.

Proven operational track record. Our operational management team has a proven track record of successfully managing, constructing, marketing and operating offshore drilling rigs, having previously managed significant drilling fleets for some of our competitors. Our in-house team of engineers and construction personnel has overseen complex construction projects. As a result, the Emerald Driller, Sapphire Driller and Aquamarine Driller have been delivered on budget and ahead of schedule, and the Topaz Driller, which is currently undergoing shipyard commissioning, is expected to be delivered on budget and on time. The Emerald Driller has experienced 99.0% of productive time since commencing operations in February 2009, and the Sapphire Driller has experienced 98.7% of productive time while in operations since August 2009. We believe this level of operational efficiency is above average for the industry and is exceptional for new jackup rigs on their first contract after leaving the shipyard.

Experienced management and operational team. We benefit from our management team, which has extensive experience, and an average of 27 years in the drilling industry, including international and domestic public company experience involving numerous acquisitions and debt and equity financings. We have hired experienced operating personnel and are providing training for the crew members that will be responsible for the day-to-day operations of the Topaz Driller.

Strategy

Our strategy is to:

Capitalize on customer demand for high specification jackup rigs. High specification jackup rigs are better suited to meet the requirements of customers for drilling in complex geological formations and horizontally. Aside from their drilling capabilities, we believe that customers generally prefer new jackup rigs because of improved safety features and lower downtime for maintenance. New jackup rigs are also generally preferred by crews, which makes it easier to hire high quality operating personnel. Compared to the Topaz Driller, much of the current global jackup rig fleet is older and uses dated technology.

Focus on international markets. We have been able to successfully deploy and operate our rigs in some of the most active international oil and natural gas producing regions. We believe that exposure to certain international markets with major, national and independent oil and natural gas companies will increase the predictability of our cash flows because those markets have exhibited less cyclicality than the U.S. Gulf of Mexico market. We believe that our internationally diverse platform reduces our exposure to a single market. Through the continued growth of our presence in Southeast Asia and West Africa, we intend to capitalize on our existing infrastructure to better serve our customers and increase our contract backlog.

Develop key relationships. We are focused on developing relationships with national oil companies, large independents and super-regionals, which we believe will allow us to obtain longer-term contracts to build our backlog of business when dayrates and operating margins justify entering into such contracts. We believe that these relationships have contributed to our strong existing backlog. We believe that longer-term contracts increase revenue visibility and mitigate some of the volatility in cash flows caused by cyclical market downturns.

Reduce the issuer’s financial leverage. In order to further strengthen its capital structure, the issuer intends, through its operating cash flow, to reduce its overall debt levels in the coming years. The issuer’s ability to reduce its debt and improve its capital structure will provide it with increased operating and financial flexibility, as well as position it to quickly take advantage of increased operating activity by its customers.

Identify and pursue acquisition opportunities. We plan to continue to grow through acquisitions of assets and other offshore drilling companies. We believe our current construction management contracts give us unique opportunities to evaluate an attractive pool of newbuild, high specification drilling units for possible acquisition. As part of our acquisition strategy, we anticipate raising additional debt and equity capital which may, at times, initially increase our overall leverage within a level that we believe to be appropriate based on our backlog and quality of assets.

Drilling Unit Arrangements

Our drilling contracts are the result of negotiations with our customers, and most contracts are awarded upon competitive bidding. Our drilling contracts generally contain the following commercial terms: contract duration extending over a specific period of time or a period necessary to drill one or more wells, term extension options in favor of our customer, generally upon advance notice to us, at mutually agreed, indexed or fixed rates, provisions permitting early termination of the contract (i) if the rig is lost or destroyed or (ii) by the customer if operations are suspended for a specified period of time due to breakdown of major rig equipment, unsatisfactory performance, "force majeure" events beyond our control and the control of the customer or other specified conditions, some of our drilling contracts permit early termination of the contract by the customer without cause, generally exercisable upon advance notice and in some cases without making an early termination payment to us, payment of compensation to us (generally in U.S. dollars although some contracts require a portion of the compensation to be paid in local currency) on a “day work” basis such that we receive a fixed amount for each day (referred to as a “dayrate”) that the drilling unit is operating under contract (lower rates or no compensation generally apply during periods of equipment breakdown and repair or in the event operations are suspended or interrupted by other specified conditions, some of which may be beyond our control), payment by us of the operating expenses of the drilling unit, including crew labor and incidental rig supply costs, and provisions allowing us to recover certain labor and other operating cost increases from our customers through dayrate adjustment or otherwise.

Jackup Rig Fleet

Emerald Driller

The Emerald Driller commenced operations in Southeast Asia during the first quarter of 2009 under a drilling contract with an affiliate of Pearl Energy. The primary term of this contract is for two years from the date operations commenced, with Pearl Energy having an option to extend the contract for up to an additional year. Under the terms of this contract, we are entitled to an operating dayrate of approximately $171,000 depending on the type of work being performed. If Pearl Energy chooses to extend the contract beyond its primary term, the operating dayrate is required to be adjusted to a mutually agreed upon rate. The contract will terminate if, among other things, any of the following occur: (i) damage to the Emerald Driller that makes it inoperable; (ii) the occurrence of a force majeure event; or (iii) the default of either party under the contract after the provision of notice and time to cure any such default.

Sapphire Driller

The Sapphire Driller is currently subject to two separate drilling contracts with Foxtrot International and one drilling contract with VAALCO Energy, Inc. (“VAALCO”). The first of the Foxtrot International contracts has a term of four months, with operations commencing in August 2009. Under the terms of the first contract, we are entitled to a fee of $5.0 million upon mobilization of the rig to West Africa, and an operating dayrate of $100,000. The second of these contracts has a term of six months, with operations expected to commence in 2011. Under the terms of the second contract with Foxtrot International, we are entitled to a cost reimbursement of up to a maximum of $2.0 million upon mobilization of the rig to West Africa, and an operating dayrate of $132,500. In the event that we are able to secure a towing contract on better terms, the mobilization reimbursement will be adjusted according to the terms of the contract. Both of the contracts contain provisions allowing Foxtrot International to unilaterally terminate the contract if, among other things, any of the following occur: (i) the Sapphire Driller is not ready to commence operations on schedule; (ii) occurrence of an extended work stoppage; (iii) the Sapphire Driller is damaged and not replaced; (iv) we file a petition for bankruptcy or reorganization or (v) we materially breach our obligations under the contract. Foxtrot International also has the right to terminate at any time for convenience, subject to payment of a termination fee based on the remaining term of the contract to us. Further, both contracts contain provisions allowing either party to terminate its obligations if there is an occurrence of a force majeure event.

The VAALCO contract has a term of five months, with operations expected to commence in the first quarter of 2010 in the waters offshore of Gabon, West Africa. This contract will remain in effect until the Sapphire Driller has drilled and completed four wells. Additionally, if VAALCO provides us with notice, at least three months prior to the anticipated termination date of this contract, then they have the right to extend the contract for two additional wells. Further, upon providing us with thirty days notice, VAALCO has the right to terminate this contract in the event the duration of the contract has exceeded five months, even if the four required wells have not yet been drilled. Under the terms of this contract, we are entitled to an operating dayrate of $115,500 per day and a moving rate of $113,190 per day. There is no mobilization fee associated with this contract. The contract shall terminate upon the occurrence of, among other things, the following events: (i) completion of the Sapphire Driller’s operational requirements under the contract, (ii) the total loss of the Sapphire Driller, (iii) a force majeure event that causes the suspension of operations for fourteen days under the contract and (iv) a default by us under our obligations set forth in the contract, and after being given thirty days to cure any such default, VAALCO chooses to terminate the contract.

Aquamarine Driller

We have entered into a memorandum of understanding with an international oil company for a five month drilling program. The Aquamarine Driller is currently mobilizing to its initial contract location.

Deepwater Fleet

Platinum Explorer

We own a 45.0% interest in Mandarin, the entity which owns the construction contract for the Platinum Explorer, an ultra-deepwater drillship. For more information, see “– Platinum Explorer Transaction” below. The Platinum Explorer is currently subject to a drilling contract between us and ONGC. This contract has a term of five years, with operations expected to commence in the first quarter of 2011. In the event that we need to extend the delivery date, we are required to pay liquidated damages. Under the terms of this contract, ONGC will pay a fee of $10.0 million upon mobilization of the drillship to the first well location it designates at an operating dayrate of $585,000. Pursuant to our agreement with Mandarin, we will remit all payments that we receive from ONGC to Mandarin net of operating expenses and our management fee. We expect to receive payments of approximately $12.0 to $15.0 million per year for management services that we provide for the Platinum Explorer as described below under “–Drillship Management Services Agreements.” ONGC may, in its discretion, terminate this contract if: (i) we become insolvent or are adjudicated to be bankrupt; (ii) their rights under the contract are transferred or assigned without their consent; (iii) if our performance is deemed by ONGC to be unacceptable after having been given notice and an opportunity to cure; or (iv) the drillship is not delivered as required by the contract. Further, this contract will terminate if damage to the Platinum Explorer makes it inoperable or if a force majeure event occurs.

Titanium Explorer

The Titanium Explorer, an ultra-deepwater drillship which we will operate pursuant to a management services contract as described below, is currently subject to a drilling contract with Petrobras. The primary term of this contract is for eight years from the date operations commence, with Petrobras having the option to extend the contract for up to an additional two years. The Titanium Explorer is expected to commence operations in the third quarter of 2011. Under the terms of this contract, Petrobras will pay mobilization fees of up to approximately $36.8 million upon acceptance of the drillship and pay an operating dayrate of $490,000, plus a bonus of 12.5% based on achieving acceptable operating performance. Pursuant to our agreement with the owner of the Titanium Explorer, we will remit all payments from Petrobras to the owner net of operating expenses and our management fee. We expect to receive payments of approximately $12.0 to $15.0 million per year for management services that we provide for the Titanium Explorer as described below under “– Drillship Management Services Agreements.” If Petrobras chooses to extend the contract beyond its primary term, the parties may negotiate a revision of the operating dayrate.

We have agreed to mobilize the Titanium Explorer no later than December 1, 2011. If we fail to mobilize the Titanium Explorer by that date, we are required to pay Petrobras $24,500 per day for each day of delay for the first 90 days and $36,750 per day for the next 90 days. If the drillship is not delivered within this 180-day period, Petrobras may terminate the contract. If Petrobras does not terminate the contract, the liquidated damages would continue to accrue. In addition, Petrobras may in its discretion terminate this contract for any of the following reasons: (i) the Titanium Explorer has been damaged and is inoperable; (ii) we experience mechanical problems with our equipment that inhibits the performance of our obligations under the contract; (iii) we commit a material breach of our obligations under the contract; (iv) we are prevented by any governmental authority from performing the contract; (v) we suspend performance of our obligations under the contract without reasonable cause; or (vi) our performance does not comply with generally accepted good oil and natural gas field practices. Further, either party may terminate this contract if the other party becomes insolvent during the term of the contract, the other party’s representations and warranties in the contract were false in any material respect or the occurrence of a force majeure event. If termination is desired for any of the above listed reasons, other than the occurrence of a force majeure event, the party not requesting termination shall have time to cure any such breach before termination becomes effective.

Semi I

The Semi I, a semisubmersible drilling unit which we expect to operate pursuant to a management services arrangement as described below, is currently contracted with Pemex. The primary term of this contract is for five years from the date operations commence. The Semi I is expected to commence operations in the first quarter of 2011. Under the terms of this contract, Pemex will pay an operating dayrate of $503,000. We expect to receive payments of approximately $12.0 to $15.0 million per year for management services that we provide for the Semi I as described below under “– Semisubmersible Management Arrangements.” The Semi I will likely be delivered after the scheduled delivery date, which will give Pemex the right to terminate the contract; however, Pemex has given no indication that they intend to do so. In addition, Pemex may, in its discretion, terminate this contract for any of the following reasons: (i) the Semi I does not meet the specifications and quality requirements specified in the contract; (ii) there are repeated failures to comply with the obligations under the contract; (iii) the owner seeks the protection of the U.S. governmental authority from performing the contract; (iv) the owner commits any environmental liabilities in violation of the provision of the contract; (v) the owner indicates in writing to Pemex that it is unable to continue with the terms of the contract; or (vi) the owner is declared bankrupt or otherwise insolvent.

Drillship Construction Supervision Agreements

We are party to construction supervision agreements that entitle us to payments for supervising the construction of the Platinum Explorer, Titanium Explorer and Cobalt Explorer. Our counterparty in each of these agreements are affiliates of F3 Capital. We own a 45.0% interest in the entity which owns the construction contract for the Platinum Explorer, an ultra-deepwater drillship. For more information, see “– Platinum Explorer Transaction” below. During the construction of each of these drillships, these agreements entitle us to receive a fee of approximately $5.0 million per drillship annually, prorated to the extent construction is completed mid-year. These agreements may be terminated by either party upon the provision of notice. We are currently under discussions with North Pole Drilling Corporation, the counterparty to the construction supervision agreement for the Cobalt Explorer and an affiliate of F3 Capital, to amend the performance obligations of both parties to correspond with the proposed delivery date of the drillship.

Drillship Management Services Agreements

We have three management services agreements that entitle us to payments for the management of the Platinum Explorer, Titanium Explorer and Cobalt Explorer. Our counterparty in each of these agreements are affiliates of F3 Capital. We own a 45.0% interest in the entity which owns the construction contract for the Platinum Explorer. For more information, see “– Platinum Explorer Transaction” below. Once each drillship is operational, these agreements entitle us to receive a fixed fee per day plus a performance fee based on the operational performance of each respective drillship which we expect to generate, in the aggregate, between $12.0 and $15.0 million annually, including marketing fees for every charter agreement we secure on behalf of one of these drillships. Our counterparty to these agreements may terminate their obligations under the relevant agreement if any of the following occur: (i) we fail to meet our obligations under the agreement after being given notice and time to cure; (ii) we go into liquidation or cease to carry on our business; (iii) the relevant drillship is damaged to the point of being inoperable; or (iv) the relevant drillship is sold and no outstanding payments are owed to us.

Semisubmersible Management Arrangements

We are party to arrangements to manage the construction and operations of the Semi I and the Semi II. We have negotiated agreements to manage and operate these drilling units and although these agreements have not been executed, all parties are operating as if they have been executed and we are being compensated for our services. These arrangements are for an indefinite term, and continue until terminated by either party in accordance with the terms of the arrangement. Pursuant to these arrangements, we are entitled to receive a fee of $5.0 million per year per unit, payable in monthly installments, while the semisubmersibles are under construction. Once the Semi I is operational, we are entitled to a fixed fee per day and a performance fee based on the operational performance of the unit, which we expect to generate, in the aggregate, between $12.0 and $15.0 million annually. During the construction of the semisubmersibles, the owner may terminate the arrangement upon the occurrence of any of the following: (i) we commit a material breach of the arrangements after being given notice and time to cure; (ii) we enter into bankruptcy proceedings or are adjudged insolvent; (iii) we experience a change of control and the owner reasonably objects to such change of control within three months of becoming aware of it; or (iv) the owner terminates a related arrangement between itself and the provider of the equipment being used to construct the semisubmersibles. However, either party may terminate the arrangements at any time on seven days notice. The Semi I will likely be delivered after the scheduled delivery date which will give the customer the right to terminate its arrangement with the owner of the Semi I; however, the customer has given no indication that they intend to do so.

Platinum Explorer Transaction

In September 2007, Mandarin, an affiliate of F3 Capital, entered into a shipbuilding contract with DSME for the construction of the drillship referred to herein as the Platinum Explorer. In March 2008, our predecessor entered into a purchase agreement to acquire the Platinum Explorer from Mandarin. In November 2008, we agreed to restructure the purchase transaction through the purchase of a 45.0% ownership interest in Mandarin from F3 Capital, with ownership of the Platinum Explorer to be retained by Mandarin upon completion of the construction of the drillship. We agreed to purchase this ownership interest for total consideration of approximately $190.0 million in cash and issuance of warrants to purchase up to approximately 1,980,000 ordinary shares.

We have entered into a Shareholders Agreement with F3 Capital with respect to the ownership of our interest in Mandarin. In the Shareholders Agreement, we and F3 Capital have agreed that, among other things, (i) there will be five directors on the board of Mandarin, three of which will be appointed by F3 Capital, and two of which we will appoint, and (ii) we and F3 Capital will endeavor to obtain financing for the final payment due to DSME, and if such financing is not available, each party will provide funds in accordance with our respective ownership interests in Mandarin. The Shareholders Agreement also contains a buy-sell agreement in which one party may offer to purchase the interest of the other party for a price specified in the offer. The party receiving the offer may elect to purchase the interest of the offering party for the specified price, or sell its interest for the offered price.

The total shipyard construction price for the Platinum Explorer is approximately $630.0 million, to be paid in four equal installments and the balance upon delivery. The first two payments have been made to DSME. The third and fourth payments are the obligation of F3 Capital, but have not been made as of the date of this offering memorandum. We have been informed by F3 Capital that DSME has granted Mandarin a deferral of its obligation. However, since we are not a party to the construction contract for the Platinum Explorer, we have not been able to independently verify the deferral or obtain the terms of the deferral. As described above, the fifth and final payment, of approximately $504.0 million, will be a joint obligation of both us and F3 Capital. We currently estimate that an additional $120.0 million above the shipyard construction price will be required to equip and finalize the drillship for delivery to ONGC once construction is complete. We have agreed with F3 Capital to provide these additional funds in accordance with their respective ownership interests in Mandarin. Construction is scheduled to be completed in November 2010. The Platinum Explorer is under contract with ONGC as described above under “– Drilling Contracts.”

As of December 1, 2009, F3 Capital owned approximately 47.0% of our issued and outstanding ordinary shares on a fully diluted basis, including ordinary shares that may be acquired upon exercise of currently exercisable warrants and ordinary shares issuable, subject to shareholder approval at our upcoming annual meeting of shareholders, under certain convertible notes held by F3 Capital. F3 Capital is owned by one of our directors.

Competition

The contract drilling industry for jackup rigs is highly competitive. Demand for contract drilling and related services is influenced by a number of factors, including the current and expected prices of oil and natural gas and the expenditures of oil and natural gas companies for exploration and development of oil and natural gas. In addition, demand for drilling services remains dependent on a variety of political and economic factors beyond our control, including worldwide demand for oil and natural gas, the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing, the level of production of non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and natural gas reserves.

Drilling contracts are generally awarded on a competitive bid or negotiated basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. Rig availability, capabilities, age and each contractor’s safety performance record and reputation for quality also can be key factors in the determination. Operators also may consider crew experience, rig location and efficiency. We believe that the market for drilling contracts will continue to be highly competitive for the foreseeable future. Certain competitors may have greater financial resources than we do, which may better enable them to withstand periods of low utilization, compete more effectively on the basis of price, build new rigs or acquire existing rigs.

Our competition ranges from large international companies offering a wide range of drilling and other oilfield services to smaller, locally owned companies. Competition for rigs is usually on a global basis, as these rigs are highly mobile and may be moved, at a cost that is sometimes substantial, from one region to another in response to demand.

Operating Hazards and Insurance

Our operations are subject to many hazards inherent in the offshore drilling business, including, but not limited to: blowouts, craterings, fires, explosions, equipment failures, loss of well control, loss of hole, damaged or lost equipment, and damage or loss from inclement weather or natural disasters.

These hazards could cause personal injury or death, serious damage to or destruction of property and equipment, suspension of drilling operations, or damage to the environment, including damage to producing formations and surrounding areas. Generally, we seek to obtain contractual indemnification from our customers for some of these risks. To the extent not transferred to customers by contract, we seek protection against some of these risks through insurance, including property casualty insurance on our rigs and drilling equipment, commercial general liability, which has coverage extension for underground resources and equipment coverage, commercial contract indemnity and commercial umbrella insurance.

There are risks that are outside of our control. Nonetheless, we believe that we are adequately insured for liability and property damage to others with respect to our operations. However, such insurance may not be sufficient to protect us against liability for all consequences of well disasters, extensive fire damage or damage to the environment.

Environmental Regulation

For a discussion of the effects of environmental regulation, see “Risk Factors – Our business is subject to numerous governmental laws and regulations, including those that may impose significant costs and liability on us for environmental and natural resource damages.” As our operations increase, we anticipate that we will make expenditures to comply with environmental requirements. To date, we have not expended material amounts in order to comply and we do not believe that our compliance with such requirements will have a material adverse effect upon our results of operations or competitive position or materially increase our capital expenditures.

Excluded Parent Subsidiaries

The following table sets forth additional information regarding our current significant subsidiaries that will not be guarantors of the notes or restricted subsidiaries as of the issue date of the notes. Not all of our subsidiaries are included in this table.

Company Name	Jurisdiction of Incorporation	Primary Activity
Vantage Deepwater Company	Cayman Islands	Holding company for 45.0% ownership interest in Mandarin, and indirect holder of the management contracts for the Platinum Explorer, Titanium Explorer and Cobalt Explorer.

Offshore Group Investment Limited	Cayman Islands	Holding company for subsidiaries that have 100.0% ownership interest in the Emerald Driller and Sapphire Driller.

Emerald Driller Company	Cayman Islands	Owner of the Emerald Driller.

Sapphire Driller Company	Cayman Islands	Owner of the Sapphire Driller.

P2020 Rig Co.	Cayman Islands	Owner of the Aquamarine Driller.

Vantage International Management Company Pte. Ltd.	Singapore	Management and operating support for the Semi I and Semi II.

Vantage Driller I Co.	Cayman Islands	Special purpose vehicle used to bid for jackup contracts.

Vantage Driller II Co.	Cayman Islands	Special purpose vehicle used to bid for jackup contracts.

Vantage Driller III Co.	Cayman Islands	Special purpose vehicle used to bid for jackup contracts.

Vantage Driller IV Co.	Cayman Islands	Special purpose vehicle used to bid for jackup contracts.

Vantage International Payroll Company	Singapore	Payroll processing company.

Topaz Driller Company	Cayman Islands	Owner of the Topaz Driller construction contract.

Litigation

We may be involved in litigation, claims and disputes incidental to our business, which may involve claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing disputes will have a material adverse effect on our financial position, results of operations or cash flows. However, a substantial settlement payment or judgment could have a material adverse effect on our financial position, results of operations or cash flows. As of September 30, 2009, F3 Capital has asserted a dispute with us. In connection with our public offering consummated on September 1, 2009, F3 Capital has asserted that it should be entitled to certain benefits from us and has delivered a written demand for such benefits. We dispute that F3 Capital is entitled to such benefits and we are in discussions with F3 Capital to resolve the dispute.

Employees

At December 1, 2009, we had approximately 370 employees.